FOR IMMEDIATE RELEASE

Itron Announces New Share Repurchase Program

LIBERTY LAKE, Wash. - Mar. 8, 2013 - Itron, Inc. (NASDAQ: ITRI) announced today that its Board of Directors has authorized a new share repurchase program of up to $50 million of Itron common stock during the next twelve months.

In February, the company completed its previously announced repurchase program by purchasing approximately 2 million shares of common stock for a total of $77 million.

"While we are significantly investing in our future, we are also pleased that our strong financial profile allows us the opportunity to repurchase shares,” said Philip Mezey, president and chief executive officer of Itron. "This new plan shows our commitment to delivering shareholder value, as well as confidence in Itron's long-term growth potential."

The share repurchase program is effective immediately. Repurchases will be made in accordance with applicable securities laws in the open market or in privately negotiated transactions. Depending on market conditions and other factors, these repurchases may be commenced or suspended from time to time without prior notice.

Forward Looking Statements:
This release contains forward-looking statements concerning our expectations about operations, financial performance, sales, earnings and cash flows. These statements reflect our current plans and expectations and are based on information currently available. The statements rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause our actual results to vary materially from those anticipated. Risks and uncertainties include the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, increasing volatility in foreign exchange rates, international business risks and other factors that are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2012 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update publicly or revise any forward-looking statements, including our business outlook.

About Itron
Itron is a global technology company. We build solutions that help utilities measure, manage and analyze energy and water. Our broad product portfolio includes electricity, gas, water and thermal energy measurement and control technology; communications systems; software; and professional services. With thousands of employees supporting nearly 8,000 utilities in more than 100 countries, Itron

2111 North Molter Road
Liberty Lake, WA 99019
1.800.635.5461
www.itron.com

empowers utilities to responsibly and efficiently manage energy and water resources. Join us in creating a more resourceful world; start here: www.itron.com.

For additional information, contact:

Itron, Inc.

Barbara Doyle
Vice President, Investor Relations
(509) 891-3443
barbara.doyle@itron.com

Marni Pilcher
Director, Investor Relations
(509) 891-3847
marni.pilcher@itron.com

2111 North Molter Road
Liberty Lake, WA 99019
1.800.635.5461
www.itron.com